Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rezolute, Inc. of our report dated September 14, 2023 relating to the consolidated financial statements of Rezolute, Inc. as of and for the year ended June 30, 2023, which report appears in the Form 10-K of Rezolute, Inc. dated September 19, 2024.

/s/ Plante & Moran, PLLC

Cleveland, Ohio

December 30, 2024